Exhibit 99.1

VLOV, Inc. Reports Record Annual Financial Results of
$88.8 Million in Revenue and Adjusted Fully Diluted EPS of $1.70

-- Q4 2011 Net Sales increase 25.4% to $31.0 Million

-- Q4 2011 Gross Margin 44.0%

-- Q4 2011 Adjusted Net Income $4.3 Million (Non-GAAP); Adjusted Earnings Per Share $0.55

XIAMEN, China , April 13, 2012   /PRNewswire-Asia-FirstCall/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion-forward apparel for men aged 20-45 in the People's Republic of China, today announced its financial results for the three and twelve months ended December 31, 2011.

Three months ended December 31, 2011 vs. three months ended December 31, 2010 (unaudited):

	Q4 2011	Q4 2010	Change
Net Sales	$31.0 million	$24.7 million	+25.4%

Gross Profit	$13.6 million	$10.8 million	+26.4%

Income from Operations	$5.8 million	$6.2 million	-6.2%

GAAP Net income	$4.1 million	$6.0 million	-31.5%

Adjusted Net Income*	$4.3 million	$4.5 million	-3.6%

GAAP EPS (Diluted)	$0.53	$0.77	-31.5%

Adjusted EPS (Diluted)*	$0.55	$0.57	--3.7%

Weighted Average Diluted Shares	7,807,093	7,799,109	+0.1%

* Excludes $0.2 million of non-cash charges and $1.5 million of non-cash gains related to the change in fair value of the Company's warrants for the three months ended December 31, 2011 and 2010, respectively.  For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Full year ended December 31, 2011 vs. full year ended December 31, 2010:

	2011	2010	Change
Net Sales	$88.8 million	$73.8 million	+20.3%

Gross Profit	$38.8 million	$30.0 million	+29.3%

Income from Operations	$17.7 million	$17.3 million	+1.9%

GAAP Net income	$13.9 million	$15.0 million	-7.1%

Adjusted Net Income**	$13.3 million	$12.6 million	+5.2%

GAAP EPS (Diluted)	$1.71	$1.92	-7.2%

Adjusted EPS (Diluted)**	$1.70	$1.62	+5.0%

Weighted Average Diluted Shares	7,802,690	7,792,063	+0.1%

** Excludes $0.6 million and $2.4 million of non-cash gains related to the change in fair value of the Company's warrants for the years ended December 31, 2011 and 2010, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

“Fiscal 2011 was a year of important accomplishments and successes,” commented Qingqing Wu, Chairman and CEO of VLOV.  “We had record revenue while broadening global awareness of our brand by presenting at Mercedes Benz Fashion Week in both Beijing and New York City.”

As of December 31, 2011, VLOV’s products were sold by our distributors in 393 Points of Sale (“POS”) throughout China, including counters, concessions, stand-alone stores and store-in-stores.  In the fourth quarter, our distributors continued to close counter and concession-style POS while opening higher-end store-in-store and stand-alone store locations, which we believe are more effective in showcasing our upscale brand image.  Additionally, the Company currently owns and operates 20 stores in Fujian Province: 13 store locations that the Company acquired on June 30, 2011 from its Fujian distributor and 7 additional stores opened since the acquisition.  Fujian is one of China’s wealthiest provinces and is home to the Company’s headquarters.

Mr. Wu continued, “We were able to achieve significant growth in both revenue and earnings during the fourth quarter despite fewer store locations collectively operated by our distributors.  We remain committed to working closely with our distributors who have been extremely pleased with our initiatives to build VLOV’s global brand image and who are making investments to further elevate their VLOV stores.  We also plan to open additional stores in Fujian and most importantly, continue to provide our customers with fashion-forward designs that embody their successful lifestyle.”

Results for the year ended December 31, 2011 vs. the year ended December 31, 2010

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales were $88,826 for 2011 as compared with $73,834 for 2010, an increase of $14,992 or 20.31%.  Net sales for both years were primarily generated from the sales of our apparel products to our distributors, who retailed them at their POS throughout northern, central and southern China.  The increase in our net sales during the year ended December 31, 2011 was primarily attributable to increased sales by our Zhejiang, Beijing and Liaoning distributors, as well as sales from Company-owned stores that we began to operate in the second half of 2011 after acquiring them from our Fujian distributor.

We have continued to upscale our product offerings to our distributors and have been working with our distributors to sell our products primarily via stand-alone stores and store-in-stores which we believe strength our brand image with consumers rather than through counters and concessions.  We opened our first flagship store in Xiamen in April 2011, and our Shenyang and Beijing distributors each opened a flagship store in January 2012.  Additionally, we have significantly increased our advertising expense as well as our presence at international fashion shows including the Mercedes-Benz New York Fashion Week in September 2011 and the Beijing Fashion Week in November 2011.  We believe that this increased expenditure towards our brand has been the primary drive of our increased revenue.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

All of our products are manufactured by third parties, based on orders for our products that we receive from our distributors and from our own stores.  Historically, we have outsourced to two types of manufacturers: (1) sub-contractors, which require us to provide them with the raw materials for our products, and (2) O.E.M. manufacturers, that supply their own raw materials.  Beginning in 2009, we have shifted almost all of our outsourcing entirely to O.E.M. manufacturers.  We did not use sub-contractors for manufacturing during the year ended December 31, 2011 and such type of manufacturing accounted for less than 5% of net sales for the year ended December 31, 2010.

Total cost of sales for 2011 was $50,064, an increase of 18.190% from $43,863 for 2010, primarily due to increased sales.  Our cost of sales as a percentage of net sales decreased to 56.36% of total net sales for 2011 from 59.41% of total net sales for 2010.  Consequently, gross margin as a percentage of net sales increased to 43.64% for 2011 from 40.59% for 2010.  Our gross margin primarily increased due to higher average selling prices of our apparels.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses for 2011 increased by 82.29% to $15,619 as compared to 2010.  The increase was mainly due to increased spending on advertising, as well as fashion events such as the Mercedes-Benz New York Fashion Week as well as operating our own store locations.  We expect that our selling expenses will continue to increase as we continue to expand our retail distribution network, our marketing efforts to support our existing distribution network and penetrate potential new markets in these regions as well as establish our brand amongst our target demographic.  We believe that our selling expenses will also increase as a percentage of our total net sales and in absolute dollars.

General and administrative expenses increased by 34.76% from $4,056 for 2010 to $5,466 for 2011.  The higher general and administrative expenses for 2011 resulted from the higher cost of operating a U.S. publicly traded company as well as increased research and development costs.  As we are now operating the retail network of our Fujian distributor that we acquired on June 30, 2011, as well as additional stores that we have opened, we expect our general and administrative expenses will also increase as a percentage of our net sales and in absolute dollars.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars, except for percentages)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009.  These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges and credits.  During 2011 and 2010, we recorded gains of $639 and $2,351, respectively.  In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our common stock price.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

As a result of the foregoing, net income for 2011 was $13,928, a decrease of 7.06% from $14,986 for 2010.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income increased by 5.18% or $654 from $12,635 for 2010 to $13,289 for 2011.  Adjusted net income for 2010 excludes $2,351 of gains related to a derivative warrant liability while adjusted net income for 2011 excludes $639 of gains from such derivative warrant liability.  Please see “About Non-GAAP Financial Measures” below.

Balance Sheet

As of December 31, 2011, VLOV had $14.7 million in cash and cash equivalents, $56.4 million in current assets and $14.0 million in total liabilities.  As of April 10, 2012, VLOV had $23.6 million in cash and cash equivalents.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15.  The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods.  Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV.  Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions.  The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons.  The non-GAAP measures provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods.  In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by our management.  Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measures.  However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following tables provide the non-GAAP financial measures and the related GAAP measures, and provide a reconciliation of the non-GAAP measures to the equivalent GAAP measures.

Adjusted Net Income

	Three months ended December 31,
	2011	2010
	(Amounts in millions, except for share and per share amounts)
GAAP net income	$4.1	$6.0
GAAP fully diluted earnings per share	0.53	0.77

Addition/(deduction):
Loss/(gain) on change in fair value of warrants	0.2	(1.5)
Non-GAAP net income	4.4	4.5
Non-GAAP fully diluted earnings per share	0.55	0.57
Shares used in computing net income per fully diluted share	7,807,093	7,799,109

	Year ended December 31,
	2011	2010
	(Amounts in millions, except for share and per share amounts)
GAAP net income	$13.9	$15.0
GAAP fully diluted earnings per share	1.79	1.92

(Deduction):
(Gain) on change in fair value of warrants	(0.6)	(2.4)
Non-GAAP net income	13.3	12.6
Non-GAAP fully diluted earnings per share	1.70	1.62
Shares used in computing net income per fully diluted share	7,802,690	7,792,063

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of December 31, 2011, VLOV products were sold by its distributors at 393 points of sale across northern, central and southern China, as well as at 20 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions.  The Company’s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$14,725	$12,013
Time deposits	-	3,020
Accounts and other receivables	36,233	21,222
Trade deposits	3,482	4,806
Inventories	1,880	654
Prepaid expenses	85	110
Total current assets	56,405	41,825
Property, plant and equipment, net	2,197	947
Goodwill	5,219
Land use rights	-	261
TOTAL ASSETS	$63,821	$43,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,173	$3,254
Accrued expenses and other payables	1,967	1,446
Amount due to a director/officers	1,216	162
Derivative liability - common stock warrants	673	1,312
Short-term bank loans	-	607
Income taxes payable	3,002	2,259
Total current liabilities	14,031	9,040

Stockholders’ Equity:
Common stock, $0.00001 par value, 40,000,000 shares authorized, 7,586,741 and 7,377,668 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 632,853 and 1,048,759 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively (liquidation preference $1,809,960 and $2,999,451)	900	1,492
Additional paid-in capital	9,718	8,873
Statutory reserve	913	913
Retained earnings	35,087	21,159
Accumulated other comprehensive income	3,171	1,555
Total stockholders' equity	49,790	33,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,821	$43,033

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands - except for share and per share data)

	Year Ended December 31,
	2011	2010

Net sales	$88,826	$73,834
Cost of sales	50,064	43,863
Gross profit	38,762	29,971

Operating expenses:
Selling expenses	15,619	8,568
General and administrative expenses	5,466	4,056
	21,085	12,624

Income from operations	17,677	17,347

Other income (expenses):
Change in fair value of derivative liability	639	2,351
Interest income	75	81
Interest expense	(8)	(67)
	706	2,365

Income before provision for income taxes	18,383	19,712
Provision for income taxes	4,455	4,726

Net income	13,928	14,986

Other comprehensive income:
Foreign currency translation adjustment	1,616	995

Comprehensive income	$15,544	$15,981

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	13,478	13,414
Net income attributable to preferred shareholders	450	1,572
Net income	$13,928	$14,986

Basic earnings per share- common	$1.81	$1.93

Diluted earnings per share	$1.79	$1.93

Weighted average number of common shares and participating preferred shares outstanding:

Basic	7,461,296	6,974,492

Diluted	7,802,690	7,792,063

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Net income	$13,928	$14,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,673	71
Loss on disposal of property, plant and equipment	15	-
Stock compensation expense	254	-
Change in fair value of derivative liability	(639)	(2,351)
(Increase) decrease in assets:
Accounts receivable	(13,999)	(12,189)
Trade deposits	1,476	1,846
Inventories	(1,028)	(350)
Prepaid expenses	112	(3,542)
Increase (decrease) in liabilities:
Accounts payable	3,738	586
Accrued expenses and other payables	576	1,555
Income and other tax payables	652	592
Net cash provided by operating activities	6,758	1,204

Cash flows from investing activities:
Purchases of property, plant and equipment	(58)	(9)
Acquisition of a business	(6,684)	-
Leasehold improvement purchases	(2,301)	-
Disposals of property, plant and equipment	1,193	-
Time deposits	3,020	(3,020)
Net cash used in investing activities	(4,830)	(3,029)

Cash flows from financing activities:
Proceeds from debt financing	-	592
Payments of short-term debt	(619)	(740)
Amount due to a director	1,001	2,563
Net provided by in financing activities	382	2,415

Effect of exchange rate changes	402	387
Net increase in cash and cash equivalents	2,712	977
Cash and cash equivalents, beginning of period	12,013	11,036
Cash and cash equivalents, end of period	$14,725	$12,013

Supplemental disclosure of cash flow information:
Interest paid	$8	$67
Income taxes paid	$4,494	$4,110